Exhibit 99.1

Curis Reports First Quarter 2011 Financial Results

-- Conference call to be held today at 9:00 a.m. EDT --

LEXINGTON, Mass.--(BUSINESS WIRE)--April 28, 2011--Curis, Inc. (NASDAQ:CRIS), a drug development company seeking to develop next generation targeted small molecule drug candidates for cancer treatment, today reported its financial results for the first quarter ended March 31, 2011.

“We anticipate 2011 will be a transitional and productive period for Curis. To date, we have achieved important advances in both our internal and partnered programs. Notably, in March our collaborator Genentech informed us that it had obtained positive results from the pivotal Phase II clinical trial of Hedgehog pathway inhibitor vismodegib (formerly designated GDC-0449) in advanced basal cell carcinoma patients. It is important to note that these patients currently have no therapeutic alternatives and the positive results potentially represent an important development for these patients. We are looking forward to the presentation of the full data from this trial at the 7th Annual Congress of the European Association of Dermato-Oncology, in Nantes, France, June 20-23, 2011 and to an anticipated U.S. new drug application submission by Roche later this year, which, if approved would be transformative for Curis, as we believe the future milestone and royalty revenue associated with such approval could provide a material source of capital for Curis,” said Daniel Passeri, Curis President and Chief Executive Officer.

Mr. Passeri continued, “Regarding our internal pipeline, we have continued enrolling patients in our ongoing CUDC-101 Phase I expansion study and are pleased with our results to-date, including observations of signs of clinical activity in advanced liver cancer patients. We expect to initiate a Phase I dose escalation study of CUDC-101 in combination with cisplatin and radiation in head and neck cancer patients during the first half of 2011 and are also exploring potential development strategies for CUDC-101 in advanced liver cancer. We also anticipate that we will begin Phase I testing of an oral formulation of CUDC-101 later this year. Furthermore, we continue to expand our proprietary pipeline of network-targeted inhibitors and have recently selected CUDC-907, a PI3K and HDAC inhibitor, as a development candidate and have been advancing this molecule towards an anticipated IND filing by the end of this year.”

For the first quarter of 2011, Curis reported a net loss of $6.8 million, or ($0.09) per share on both a basic and fully diluted share outstanding basis, as compared to net income of $4.8 million or $0.07 per basic share outstanding and $0.06 per fully diluted share outstanding for the same period in 2010.

Revenues for the first quarter of 2011 were $100,000, as compared to $12.6 million for the same period in 2010. No license fee revenue was recorded under Curis’ ongoing collaborations with Genentech and Debiopharm for the three months ended March 31, 2011. During the quarter ended March 31, 2010, Curis recorded license fee revenue of $8.3 million under its 2009 license agreement with Debiopharm and also received proceeds of $4.0 million pursuant to a settlement agreement that the Company entered into with a former collaborator in February 2010.

Operating expenses for the first quarter of 2011 were $5.5 million, as compared to $6.9 million for the same period in 2010, a decrease of $1.4 million, or 20%.

  Research and development spending was $3.1 million for the first quarter of 2011 as compared to $2.5 million for the same period in 2010, an increase of $0.6 million, or 24%. The increase in research and development expenses is primarily the result of an increase of $700,000 associated with the ongoing Phase I expansion trial of CUDC-101.
  General and administrative spending was $2.4 million for the first quarter of 2011 as compared to $4.4 million for the same period in 2010, a decrease of $2.0 million, or 45%. This decrease was primarily due to decreased spending for legal services. During the three months ended March 31, 2010, Curis incurred approximately $1.5 million in expenses related to an arbitration proceeding against a former collaborator. The arbitration was settled in February 2010 and no legal expenses were incurred by Curis beyond the first quarter of 2010. In addition, personnel costs decreased $300,000 for the first quarter of 2011 as compared to the prior year period primarily due to the payment of discretionary bonuses to Curis’ executive officers upon receipt of a milestone payment from Debiopharm in March 2010.

Other expense, net, was $1.5 million for the first quarter of 2011 compared to $900,000 for the same period in 2010, an increase of $600,000, or 67%. Other expense, net, primarily represents the change in the fair value of a warrant liability established in connection with Curis’ January 2010 registered direct offering.

As of March 31, 2011, Curis’ cash, cash equivalents and marketable securities totaled $36.5 million, and there were 76.3 million shares of common stock outstanding.

Recent Developments

-- Announced positive outcome from collaborator Genentech’s Phase II clinical trial of vismodegib (GDC-0449, RG3616) in advanced basal cell carcinoma

In March 2011, Genentech informed Curis that the pivotal Phase II clinical trial of vismodegib in advanced basal cell carcinoma, or BCC, had met its primary endpoint of achieving a target overall response rate showing that vismodegib shrank advanced BCC tumors in a pre-defined percentage of people in the study. A preliminary safety assessment showed the most common adverse events were consistent with previous experience with vismodegib and included muscle spasms, hair loss, altered taste sensation, weight loss, fatigue, nausea, decreased appetite and diarrhea. Serious adverse events were observed, including fatal events. The deaths are being further evaluated, but do not appear to be related to vismodegib. Importantly, Genentech has indicated that it anticipates submitting a new drug application (NDA) to the U.S. Food and Drug Administration (FDA) in 2011 to seek approval to commercialize vismodegib. Roche has indicated that the timing of a European regulatory submission is subject to planned discussions with the European Medicines Agency (EMA).

-- Announced promising interim results from investigator-initiated Phase II study of vismodegib; data shows effect in prevention and treatment of BCC in Basal Cell Nevus Syndrome patients

Interim Phase II clinical data on vismodegib was presented at the 2011 Annual Meeting of the American Association for Cancer Research (AACR) in patients with Basal Cell Nevus Syndrome, or BCNS, which is also commonly referred to as Gorlin syndrome. Vismodegib reduced the rate of new BCCs from an average of 1.74 BCCs per month in the placebo group to 0.07 in the vismodegib group (p=<0.0001) in this study. Vismodegib also reduced the size of existing BCCs (-24 cm vs. -3 cm placebo, cumulative diameter, p=0.006). Some patients achieved near complete remission with no BCC developing resistance during this period of time on trial. Curis believes that these data are significant because they demonstrate proof-of-concept for the therapeutic utility of vismodegib for BCC in Gorlin syndrome patients, for whom there is no approved pharmacological standard of care intervention.

Observations related to vismodegib's safety were similar to what has been reported in previous clinical studies; compared to placebo, grade 1-2 taste loss, muscle cramps, hair loss and weight loss were common. There were two grade 3-4 adverse events observed, including one grade 3 muscle cramps and one grade 4 depression. Overall, 28% of patients taking vismodegib discontinued participation due to adverse events.

-- Selected CUDC-907 as development candidate

In January 2011, Curis selected CUDC-907, an orally available, synthetic small molecule inhibitor of phosphatidylinositol-3-kinase (PI3K) and histone deacetylase (HDAC) as a development candidate from its network-targeted cancer programs. Curis scientists believe that CUDC-907's synergistic inhibition of HDAC and PI3K may enhance anti-tumor activity and overcome issues of primary or acquired resistance through durable blockade of cancer networks as opposed to single-target inhibition. The Company expects to initiate IND-enabling studies in the near term, and assuming a favorable outcome, anticipates filing an IND application in late 2011.

-- Highlighted breadth of targeted cancer platform with data presentations at AACR

Curis scientists delivered three poster presentations at the 2011 AACR Annual Meeting in April. The Company believes that these presentations highlight the breadth of its targeted cancer portfolio. The presentations are summarized as follows:

  “Potential advantages of CUDC-101, a multi-targeted HDAC, EGFR and Her2 inhibitor, on preventing drug resistance and tumor metastasis,” was presented by Jing Wang, Ph.D., Curis’ Staff Scientist, Molecular and Cellular Biology. This presentation highlighted data indicating that Erlotinib-resistant cancer cells and cancer cells harboring MET amplification are sensitive to treatment with CUDC-101 in preclinical testing, which also may have the potential to simultaneously suppress tumor growth and metastasis and overcome drug resistance.

  “Anti-tumor activity of a dual PI3K and HDAC inhibitor (CUDC-907) in hematologic cancer models,” presented by Rudi Bao, M.D., Ph.D., Curis’ Senior Director of Oncology, highlighted data showing that CUDC-907 is more potent than reference compounds in proliferation assays of hematologic cancer cell lines and inhibits survival pathways commonly upregulated upon PI3K inhibition. It also showed CUDC-907’s ability to suppress multiple nodes of survival pathways and its high exposure, long half-life in tumor tissue and oral bioavailability in preclinical models.
  “Design and synthesis of imidazopyridine derivatives as novel HSP90 inhibitors for the treatment of cancer,” presented by Xiong Cai, Ph.D., Curis’ Vice President, Medicinal Chemistry, highlighted the discovery of Debio 0932 (formerly CUDC-305), which is licensed to Debiopharm Group.

Conference Call Information

Daniel Passeri, President and Chief Executive Officer of Curis, will host a conference call today, April 28, 2011, at 9:00 a.m. EDT, to discuss Curis’ financial results for the quarter, and corporate developments, plans and strategies.

To access the live conference call, please dial (866) 202-1971 from the U.S. or Canada or (617) 213-8842 from other locations, shortly before 9:00 a.m. EDT. The conference ID number is 51058467. The conference call also can be accessed on the Curis website at www.curis.com in the Investors section. A replay will be available approximately two hours after the completion of the call through 12:00 p.m. EDT, Thursday, May 5, 2011. To access the replay, please dial (888) 286-8010 from the United States or Canada or (617) 801-6888 from other locations and reference conference ID number 53871827.

About Curis, Inc.

Curis is a drug development company that is committed to leveraging its innovative signaling pathway drug technologies to seek to create new targeted small molecule drug candidates for cancer. Curis is building upon its previous experiences in targeting signaling pathways, including in the Hedgehog pathway, in its effort to develop proprietary targeted cancer programs. For more information, visit Curis' website at www.curis.com.

Curis Cautionary Statement: This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s plans with respect to initiating and progressing clinical trials of CUDC-101 and CUDC-907; the Company’s expectations that vismodegib data will be presented at an upcoming medical conference and its expectations that Roche will file an NDA for vismodegib in 2011; the potential benefits of a vismodegib NDA filing with respect to the Company’s prospects and strategies; and the potential benefits of vismodegib and the Company’s internally developed drug candidates in treating various cancer indications.. Forward-looking statements used in this press release may contain the words "believes", "expects", "anticipates", "plans", "seeks", "estimates", "assumes", "will", "may," "could" or similar expressions. These forward-looking statements are not guarantees of future performance and involve risks, uncertainties, assumptions and other important factors that may cause actual results to be materially different from those indicated by such forward-looking statements including, among other things:

  Genentech and Roche may not be able to replicate in later trials any favorable safety and efficacy data from earlier trials of vismodegib in other indications, or may otherwise fail to meet applicable regulatory standards for approval of vismodegib in the treatment of advanced BCC or other indications.
  Genentech and Roche may be delayed in making planned regulatory submissions to seek marketing approval of vismodegib for advanced BCC.
  Genentech and Roche may not demonstrate to the satisfaction of the FDA or any comparable foreign regulatory agency the safety and efficacy of vismodegib in the treatment of advanced BCC or any other indication.
  Even if vismodegib receives marketing authorization, its benefit/risk profile may not be widely accepted by the medical community or third party payors for the treatment of advanced BCC.
  Curis or Genentech may not be able to obtain or maintain the intellectual property protection necessary for the development and commercialization of vismodegib.
  Genentech has significant discretion in determining the efforts and resources it will apply to its collaboration with Curis, and has the right to terminate the collaboration on short notice under specified circumstances. As such, the timing and amount of cash payments the Company could receive under the collaboration, and the successful commercialization of vismodegib, will depend solely on Genentech's and its sublicensees' efforts and allocation of resources to the development and commercialization of vismodegib.
  Curis also faces other important risks relating to the successful development and commercialization of vismodegib, and with respect to its business, operations, financial condition and future prospects generally, that are discussed in its Annual Report on Form 10-K for the year ended December 31, 2010 and other filings that it periodically makes with the Securities and Exchange Commission.

In addition, any forward-looking statements represent the views only as of today and should not be relied upon as representing Curis' views as of any subsequent date. Curis disclaims any intention or obligation to update any of the forward-looking statements after the date of this press release whether as a result of new information, future events or otherwise.

CURIS, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three months ended
	March 31,
	2011	2010
Revenues	$133,538	$12,558,334

Operating expenses:
Research and development	3,058,499	2,467,804
General and administrative	2,407,349	4,426,445
Total operating expenses	5,465,848	6,894,249

Net (loss) income from operations	(5,332,310)	5,664,085

Other expense	(1,467,841)	(879,820)
Net (loss) income	$(6,800,151)	$4,784,265

Basic net (loss) income per common share	$(0.09)	$0.07
Diluted net (loss) income per common share	$(0.09)	$0.06
Basic weighted average common shares outstanding	75,825,801	72,889,133
Diluted weighted average common shares outstanding	75,825,801	76,282,898

CURIS, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	March 31, 2011	December 31, 2010
ASSETS

Cash, cash equivalents and marketable securities	$36,467,310	$40,379,818
Investments – restricted	277,546	497,004
Accounts receivable	82,013	92,371
Property and equipment, net	321,289	302,721
Goodwill	8,982,000	8,982,000
Other assets	869,632	395,229
Total assets	$46,999,790	$50,649,143

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable, accrued expenses and other liabilities	3,378,954	$3,526,744
Warrant liability	3,106,152	1,604,742
Total liabilities	6,485,106	5,131,486

Total stockholders' equity	40,514,684	45,517,657

Total liabilities and stockholders' equity	$46,999,790	$50,649,143

CONTACT:
Curis, Inc.
Michael P. Gray, 617-503-6632
Chief Operating and Chief Financial Officer
mgray@curis.com